Exhibit 2.01

                      AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of the 31st day of December, 2000, by and among ShuangYang (US) Enterprises, Inc., a Nevada corporation ("SYUS"); The Polymeric Merger Sub, a Nevada corporation ("Merger Co"); and The Polymeric Corporation, a Nevada corporation ("TPC"); based on the following:

                                 Recitals

A. The parties desire to enter into this agreement to set forth the terms and conditions of the corporate reorganization pursuant to which Merger Co., a wholly-owned subsidiary of SYUS, will be merged with and into TPC, with TPC being the surviving entity, and the issued and outstanding shares of capital stock of TPC will be converted into shares of SYUS common stock. The merger of Merger Co. with and into TPC and the issuance of SYUS common stock are for the purpose of effecting a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

B. Prior to the above Merger, TPC acquired 17,744,350 shares of the common stock of SYUS from principal shareholders for $200,000 cash, payable $100,000 on or before December 31, 2000, and $100,000 on or before January 31, 2001.

C. Concurrent with the Closing, all SYUS shares will be reverse split at a ratio of 5-for-1.

D. Concurrent with the Closing, TPC will submit the acquired 17,744,350 pre-split (3,548,870 post-split) shares of SYUS for cancellation.

E. Concurrent with the Closing, SYUS will issue 6,601,690 post-split shares to the TPC shareholders in exchange for 6,601,690 shares of TPC common stock issued and outstanding at December 31, 2000.

F. After the Closing, the total issued and outstanding shares of SYUS will be 7,489,805 shares, of which TPC shareholders will own 6,601,690 shares or 88.1%, and SYUS shareholders will own 888,115 shares or 11.9%.

G. To raise additional working capital, TPC will sell approximately 325,000 shares of common stock at not less than $1.00 per share, so that at January 31, 2001, after the Closing, there will be approximately 7,815,000 shares of SYUS issued and outstanding.

H. In connection with the transactions contemplated herein, SYUS will change its name to "The Polymeric Corporation," and TPC, the surviving corporation in the Merger will change its name to "Polymeric Industries, Inc."

                                Agreement

Based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:




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                                  ARTICLE I
                                    MERGER

1.01 The Merger. Merger Co. will be merged with and into TPC, which shall survive the merger as the Surviving Corporation. The issued and outstanding shares of TPC (the "TPC Shares") shall be converted into post-split shares of SYUS common stock, par value $0.001 per share, after giving effect to the reverse split specified in the recitals and referenced in Section 4.01 (the "SYUS Shares"), as follows:

     (a) Each TPC Share outstanding on the Effective Date of the merger and all rights in respect thereof shall be converted into one (1) SYUS Share (the "Exchange Ratio") for an aggregate of 5,787,762 post-split SYUS Shares being issued to the TPC shareholders on the effective date of the merger; except that, any "Dissenting Shares" of TPC shall receive payment from TPC, upon the completion of the merger, in accordance with the provisions of the Nevada Revised Statutes. Dissenting Shares means any shares of TPC for which the holder thereof has exercised his or her appraisal rights under the Nevada Revised Statutes.

     (b) SYUS shall not issue any fractional shares or interest in connection with the foregoing conversion. If any holder of TPC Shares would otherwise be entitled to a fractional share upon exchange thereof, SYUS shall round up the number of SYUS Shares to be issued to such holder to the nearest whole share.

     (c) After the Effective Date of the merger, each holder of TPC Shares shall, upon the surrender of the certificates representing such Shares to the registrar and transfer agent of SYUS, be entitled to receive a certificate or certificates evidencing the post-split SYUS Shares as provided herein. On the Effective Date of the merger, all TPC Shares shall be canceled and all rights in respect thereof shall cease.

1.02 Adjustments to Exchange Ratio. For all relevant purposes of the merger of TPC into Merger Co., the number of SYUS Shares to be issued and delivered pursuant to this Agreement shall be appropriately adjusted to take into account any stock split, stock dividend, reverse stock split (except for the proposed reverse split specified in the recitals and referenced in Section 4.01), recapitalization, or similar change in the SYUS Common Stock which may occur (with the prior written consent of TPC) between the date of the execution of this Agreement and the date of delivery of such shares to provide the holders of TPC Shares the same economic effect as contemplated by this Agreement prior to such event.

1.03 Manner and Basis of Converting Stock. The manner and basis of converting the shares of common stock of TPC and Merger Sub, by virtue of the Merger and without any action on the part of any holder thereof, shall be as set forth in this Section 1.03.

     (a) Subject to the terms and conditions of this Agreement, each TPC Share issued and outstanding immediately prior to the Effective Date, and all rights in respect thereof, shall at the Effective Date, without any action on the part of any holder thereof, forthwith cease to exist and be converted into the right to receive one (1) post-split SYUS Share, for an exchange ratio of 1-to-1 (the "Exchange Ratio").

     (b) Except as otherwise provided herein, commencing immediately after the Effective Date, each certificate which, immediately prior to the Effective Date, represented issued and outstanding TPC Shares shall evidence the right to receive one (1) whole post-split SYUS Shares on the basis set forth in paragraph (a) above. Upon the surrender by the holders of TPC Shares to the transfer agent and registrar of SYUS of the stock certificate or certificates of TPC endorsed in blank or accompanied by stock powers executed in blank, with all signatures medallion guaranteed and with all necessary transfer taxes and other revenue stamps affixed and acquired, together with the investment representation letter and all other documents and materials reasonably required by such transfer agent to be delivered in connection therewith, the holders of the TPC Shares shall be entitled to receive a certificate or certificates representing the number of whole SYUS Shares to which they are entitled.

1.04 Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. Unless otherwise agreed by SYUS and TPC prior to the Closing, at the Effective Date:

     (a)  The Articles of Incorporation of TPC (the "Articles of
Incorporation") as in effect immediately prior to the Effective Date shall be at and after the Effective Date (until amended as provided by law and by such Articles of Incorporation) the articles of incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to "Polymeric Industries, Inc.".

     (b) The Bylaws of TPC as in effect immediately prior to the Effective Date shall be at and after the Effective Date (until amended as provided by law, its Articles of Incorporation and its Bylaws, as applicable) the Bylaws of the Surviving Corporation;

     (c) The officers of TPC immediately prior to the Effective Date shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Date, until their successors are elected or appointed and qualified or until their resignation or removal; and

     (d) The directors of TPC immediately prior to the Effective Date shall be the directors of the Surviving Corporation from and after the Effective Date, until their successors are elected or appointed and qualified or until their resignation or removal.

1.05 Subsequent Actions. If, at any time after the Effective Date, the Surviving shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise the Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

1.06 Closing. The Closing contemplated hereby shall be December 31, 2000 (the "Closing Date").

1.07  Additional Deliveries.

     (a) SYUS Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article V, SYUS shall deliver to TPC at the Closing (or as soon as possible thereafter) all the following:

          (i) Copies of the resolutions of SYUS's board of directors and shareholder minutes or consents authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of SYUS as of the Closing Date, including the name change amendment to the Articles of Incorporation reflecting the name change to "The Polymeric Corporation";

          (ii) The certificate contemplated by Sections 4.03, duly executed by the president of SYUS; and

          (iii) Certificates for the SYUS Shares registered in the names of the TPC Shareholders.

In addition to the above deliveries, SYUS shall take all steps and actions as TPC and the TPC Shareholders may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

     (b) TPC's Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IV, TPC shall deliver to SYUS at Closing (or as soon as possible thereafter) all the following:

          (i) Copies of the resolutions of TPC's board of directors and shareholder minutes or consents authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of TPC as of the Closing Date; and

          (ii) The certificates contemplated by Section 5.02, executed by the chief executive officer of TPC.

In addition to the above deliveries, TPC shall take all steps and actions as SYUS may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

1.08  Effective Date.   As soon as practicable following consummation of the
transactions contemplated hereby on the Closing Date, Articles of Merger setting forth such matters as required by the provisions of the corporate statute of the State of Nevada to complete the merger of TPC and Merger Co. shall be filed with the Secretary of State of Nevada. The "Effective Date" of the merger shall be December 31, 2000.

1.09 Effect of Merger. On the Effective Date of the merger, TPC and Merger Co. shall cease to exist separately, and Merger Co. shall be merged with and into TPC, the Surviving Corporation, in accordance with the provisions of this Agreement and the Articles of Merger, and in accordance with the provisions of and with the effect provided in the corporation laws of the State of Nevada. TPC, as the Surviving Corporation, shall posses all the rights, privileges, franchises, and trust and fiduciary duties, powers, and obligations, and be subject to all the restrictions, obligations, and duties of each of TPC and Merger Co.. All property, real, personal, and mixed, and all debts due to either TPC or Merger Co. on whatever account, and all other things belonging to each of TPC and Merger Co. shall be vested in TPC. All property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter the property of TPC. The title to any real estate, whether vested by deed or otherwise, in either TPC or Merger Co. shall not revert or be in any way impaired by reason of the merger; provided, however, that all rights of creditors and all liens on any property of either TPC or Merger Co. shall be preserved unimpaired, and all debts, liabilities, and duties of TPC and Merger Co. shall thenceforth attach to TPC and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by TPC.


                                   ARTICLE II
              REPRESENTATIONS, COVENANTS, AND WARRANTIES OF SYUS

As an inducement to, and to obtain the reliance of TPC, SYUS and Merger Co. represent and warrant as follows:

2.01 Organization. SYUS is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of SYUS's articles of incorporation or bylaws, or other agreement to which it is a party or by which it is bound.

2.02 Approval of Agreement. SYUS and Merger Co. have full power, authority, and legal right and have taken, or will take, all action required by law, their articles of incorporation, bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of SYUS and Merger Co. and a majority of the shareholders of SYUS have authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby.

2.03 Capitalization. The authorized capitalization of SYUS consists of 50,000,000 shares of common stock, $0.001 par value, of which 22,184,300 (4,436,860 post-split) shares are issued and outstanding. The authorized capitalization of Merger Co. consists of 24,000,000 shares, $0.001 par value, of which 100 shares are issued and outstanding. All issued and outstanding shares of SYUS and Merger Co. are legally issued, fully paid, and nonassess-able and not issued in violation of the preemptive or other right of any person.

2.04.  Financial Statements.

     (a) Included in Schedule 2.04 are (i) the audited balance sheets of SYUS as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the fiscal year ended December 31, 1999 and 1998, and cumulative for the period from December 4, 1985 (inception) through December 31, 1999, including the notes thereto, and the accompanying report of Dave Thomson, independent certified public accountant, and (ii) the unaudited balance sheet at June 30, 2000 and the related statements of operations, stockholders' equity (deficit) and cash flows for the six month periods ended June 30, 2000 and 1999, and cumulative for the period from December 4, 1985 (inception) through June 30, 2000.

     (b) The financial statements of SYUS delivered pursuant to Section 2.04(a) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved as explained in the notes to such financial statements. The SYUS financial statements present fairly, in all material respects, as of their respective dates, the financial condition of SYUS. SYUS did not have, as of the date of any such financial statements, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statement or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein present fairly the assets of SYUS in accordance with generally accepted accounting principles. The statements of operations and cash flows present fairly the financial position and result of operations of SYUS as of their respective dates and for the respective periods covered thereby.

2.05 Outstanding Warrants and Options. Accept as disclosed in Schedule 2.05, SYUS and Merger Co. have additional warrants, options, calls, or commitments of any nature relating to the authorized and unissued shares of SYUS or Merger Co. Common Stock.

2.06 Information. The information concerning SYUS and Merger Co. set forth in this Agreement and the schedules delivered by SYUS pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

2.07 Litigation and Proceedings. There are no actions, suits, or administrative or other proceedings pending or, threatened by or against SYUS or adversely affecting SYUS or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. There is no default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

2.08 Compliance With Laws and Regulations. SYUS has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance
(i) could not adversely affect the business, operations, properties, assets, or condition of SYUS or (ii) could not result in the occurrence of any liability for SYUS. To the best knowledge of SYUS, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal securities laws.

2.09 Contracts. SYUS has no material contracts, agreements, franchises, license agreements, or other commitments to which SYUS is a party by which it or any of the properties of SYUS are bound.

2.10 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any indenture, mortgage, deed of trust, or other contract, agreement, or instrument to which SYUS is a party or to which any of its properties or operations are subject.

2.11 Compliance With Laws and Regulations. To the best knowledge of SYUS, the consummation of the transactions contemplated by this Agreement will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal security laws.

2.12 Subsidiaries and Predecessors. SYUS does not own, beneficially or of record, any equity securities in any other entity except for Merger Co. which is a wholly owned subsidiary formed for the sole purpose of completing the transactions set forth herein. SYUS was organized under the name of Columbia Capital Corporation on December 4, 1985. SYUS changed its name to Service Holding Corporation on February 24, 1988. SYUS changed its name to ShuangYang (U.S.) Enterprises, Inc. on April 1, 1999.

2.13 SYUS Schedules. SYUS has delivered to TPC the following schedules, which are collectively referred to as the "SYUS Schedules" and which consist of the following separate schedules dated as of the date of execution of this Agreement, all certified by a duly authorized officer of SYUS as complete, true, and accurate:

          (a) A schedule including copies of the articles of incorporation and bylaws of SYUS in effect as of the date of this Agreement;

          (b) A schedule containing copies of resolutions adopted by the board of directors of SYUS approving this Agreement and the transactions herein contemplated;

          (c) A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the SYUS Schedules by Sections 2.01 through 2.12.

                                ARTICLE III
            REPRESENTATIONS, COVENANTS, AND WARRANTIES OF TPC

As an inducement to, and to obtain the reliance of, SYUS and Merger Co., TPC represents and warrants as follows:

3.01 Organization. TPC is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of TPC's articles of organization or operating agreement, or other material agreement to which it is a party or by which it is bound.

3.02 Approval of Agreement. TPC has full power, authority, and legal right and has taken, or will take, all action required by law, its articles of incorporation, bylaw, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of TPC and a majority of the shareholders of TPC have authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby.

3.03 Capitalization. The authorized capitalization of TPC consists of 1,000,000 shares of preferred stock, par value $0.001, of which no shares are issued and outstanding and 24,000,000 shares of common stock, par value $0.001, of which 6,601,690 shares are issued and outstanding as of the date of this Agreement. Following the Closing, TPC intends to sell an additional approximately 325,000 shares at a price of not less than $1.00 per share in order to raise additional working capital All issued and outstanding shares of TPC are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person.

3.04  Financial Statements.

          (a) As soon as possible following the Closing, TPC shall have prepared an audit of its balance sheet at October 23, 2000 and December 31, 2000, and the related statements of operations, cash flows, and stockholders' equity for the period from February 17, 2000 (inception) to December 31, 2000, including the notes thereto.

          (b)   The audited financial statements delivered pursuant to this
Section 3.04(a) will be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The financial statements of TPC will present fairly in all material aspects, as of their respective dates, the financial condition of TPC. TPC did not have, as of the date of any such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statements or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein present fairly the assets of TPC, in accordance with generally accepted accounting principles. The statements of revenue and expenses and cash flows present fairly the financial position and result of operations of TPC as of their respective dates and for the respective periods covered thereby.

3.05 Outstanding Warrants and Options. Accept as disclosed in Schedule 3.05, TPC has no additional warrants, options, calls, or commitments of any nature relating to the authorized and unissued shares of TPC.

3.06 Information. The information concerning TPC set forth in this Agreement and in the schedules delivered by TPC pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

3.07 Absence of Certain Changes or Events. Except as set forth in this Agreement at December 31, 2000:

          (a) There has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of TPC or (ii) any damage, destruction, or loss to TPC materially and adversely affecting the business, operations, properties, assets, or conditions of TPC.

          (b) To the best knowledge of TPC, it has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of TPC.

3.08 Title and Related Matters. Except as provided herein or disclosed in the TPC financial statements to be provided pursuant to Section 3.04 hereof, TPC has good and marketable title to all of its properties, inventory, interests in properties, and assets, which are reflected in the TPC balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims not yet delinquent; and
(ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties. To the best knowledge of TPC, the technology owned by it does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of the business of TPC as now being conducted or as contemplated.

3.09 Litigation and Proceedings. Except as otherwise disclosed in Schedule 3.09, there are no material actions, suits, or proceedings pending or, to the knowledge of TPC, threatened by or against TPC or adversely affecting TPC, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. TPC does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

3.10  Contracts.  Except as otherwise disclosed in Schedule 3.10:

          (a) There are no material contracts, agreements, franchises, license agreements, or other commitments to which TPC is a party by which it or any of the properties of TPC are bound;

          (b) All contracts, agreements, franchises, license agreements, and other commitments to which TPC is a party or by which its properties are bound and which are material to the operations or financial condition of TPC are valid and enforceable by TPC in all material respects; and

          (c) TPC is not a party to or bound by, and its properties are not subject to, any material contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as TPC can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of TPC.

3.11 Material Contract Defaults. TPC is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of TPC, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which TPC has not taken adequate steps to prevent such a default from occurring.

3.12 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which TPC is a party or to which any of its properties or operations are subject.

3.14 Compliance With Laws and Regulations. TPC has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of TPC.

3.15 Subsidiaries and Predecessors. TPC does not own, beneficially or of record, any equity securities in any other entity except for Lew Composites, Inc, a Nevada corporation, of which TPC owns approximately 81%of the equity interest. TPC has no predecessors.

3.16 TPC Schedules. TPC has delivered to SYUS the following schedules, which are collectively referred to as the "TPC Schedules" and which consist of the following separate schedules dated as of the date of execution of this Agreement, and instruments and SYUS as of such date, all certified by the chief executive officer of TPC as complete, true, and accurate:

          (a) A schedule including copies of the articles of incorporation and bylaws of TPC in effect as of the date of this Agreement;

          (b) A schedule containing copies of resolutions adopted by the board of directors of TPC approving this Agreement and the transactions herein contemplated;

          (c) A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the TPC Schedules by Sections 3.01 through 3.15.

                                 ARTICLE IV
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF TPC

TPC shall be bound by the terms and conditions of this Agreement provided the following conditions are complied with and satisfied by SYUS at or before the Closing Date:

4.01. Reverse Split. SYUS shall effect a 5-for-1 reverse split of its issued and outstanding Common Stock, which reverse split shall be implemented as soon as possible following the Closing of the transactions contemplated in this Agreement.

4.02 Shareholder Approval. SYUS shall obtain a majority written consent of its shareholders to approve the transactions contemplated by this Agreement, including (i) change of name of SYUS to "The Polymeric Corporation" or such name as may be selected by TPC, (ii) amend SYUS's articles of incorporation to provide for those changes that are believed to be in the best interest of the SYUS shareholders and that are mutually agreed to by the board of directors of SYUS and TPC, including but not limited to the change in the capitalization of SYUS to increase the authorized shares of common stock to 100,000,000 shares and add a class of 5,000,000 shares of preferred stock, (iii) appoint the nominees of TPC as SYUS's board of directors, and (iv) approve the reverse split contemplated in Section 4.01 hereof. In addition, this Agreement and the transactions contemplated hereby shall have been approved by a majority of the shareholders of TPC in the manner required by the applicable laws of the state of Nevada.

4.03 Officer's Certificates. TPC shall have been furnished with a certificate dated the Closing Date and signed by the duly authorized chief executive officer of SYUS to the effect that to such officer's best knowledge no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of SYUS threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, the certificate shall represent, to the best knowledge of the officer, that:

           (a) This Agreement has been duly approved by SYUS's board of directors and a majority of its shareholders and has been duly executed and delivered in the name and on behalf of SYUS by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of SYUS pursuant to a unanimous consent and a majority consent of the SYUS shareholders.

          (b) All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by SYUS have been obtained and are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required; and

          (c) There is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against SYUS, wherein an unfavorable decision, ruling, or finding could have an adverse effect on the financial condition of SYUS, the operation of SYUS, or the acquisition and reorganization contemplated herein, or any agreement or instrument by which SYUS is bound or in any way contests the existence of SYUS.

4.08 Other Items. TPC shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as TPC may reasonably request.

                                  ARTICLE V
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SYUS

The obligations of SYUS under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

5.01. Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by a majority of the shareholders of TPC and SYUS in the manner required by the applicable laws of the state of Nevada.

5.02 Officer's Certificates. SYUS shall have been furnished with a certificate dated the Closing Date and signed by the duly authorized chief executive officer of TPC to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of TPC, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, the certificate shall represent, to the best knowledge of the officer, that:

          (a) This Agreement has been duly approved by TPC's board of directors and a majority of its shareholders and has been duly executed and delivered in the name and on behalf of TPC by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of TPC pursuant to a unanimous consent and the majority consent of the shareholders of TPC.

          (b) All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by TPC have been obtained and are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required; and

          (c) There is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against TPC, wherein an unfavorable decision, ruling, or finding could have an adverse effect on the financial condition of TPC, the operation of TPC, or the acquisition and reorganization contemplated herein, or any agreement or instrument by which TPC is bound or in any way contests the existence of TPC.

5.03 Other Items. SYUS shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as SYUS may reasonably request.

                                  ARTICLE VI
                              SPECIAL COVENANTS

6.01 Activities of SYUS and TPC From and after the date of this Agreement until the Closing Date and except as set forth in the respective schedules to be delivered by SYUS and TPC pursuant hereto or as permitted or contemplated by this Agreement, SYUS and TPC will each:

          (a) Carry on its business in substantially the same manner as it has heretofore;

          (b) Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

          (c) Use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers; and

          (d) Fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

6.02 Access to Properties and Records. TPC and SYUS will afford to the other party's officers and authorized representatives full access to the properties, books, and records of the other party in order that each party may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of TPC or SYUS and will furnish the other party with such additional financial and other information as to the business and properties of TPC or SYUS as each party shall from time to time reasonably request.

6.03 Indemnification by TPC. TPC will indemnify and hold harmless SYUS and its directors and officers, and each person, if any, who controls SYUS within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in any application or statement filed with a governmental body or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by TPC expressly for use therein. The indemnity agreement contained in this Section 6.03 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of SYUS and shall survive the consummation of the transactions contemplated by this Agreement for a period of three months.

6.04 Indemnification by SYUS. SYUS will indemnify and hold harmless TPC, and its directors and officers, and each person, if any, who controls TPC within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by SYUS expressly for use therein. The indemnity agreement contained in this Section 6.04 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of TPC and shall survive the consummation of the transactions contemplated by this Agreement for a period of three months.

6.05 The Acquisition of SYUS Common Stock. SYUS and TPC understand and agree that the consummation of this Agreement including the issuance of the SYUS Common Stock to TPC in exchange for the TPC Shares as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes. SYUS and TPC agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, among other items, on the circumstances under which such securities are acquired.

          (a) In order to provide documentation for reliance upon the exemptions from the registration and prospectus delivery requirements for such transactions, each shareholder of TPC shall execute and deliver to SYUS an investment representation letter in substantially the same form as that attached hereto as Exhibit "A."

          (b) In connection with the transaction contemplated by this Agreement, TPC and SYUS shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of TPC reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

          (c) In order to more fully document reliance on the exemptions as provided herein, TPC, the shareholders of TPC, and SYUS shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as SYUS or TPC and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

6.06 Securities Filings. SYUS shall be responsible for the preparation of a Form D and its filing with the Securities and Exchange Commission and TPC will be responsible for any and all filings in any jurisdiction where its shareholders reside which would require a filing with a governmental agency as a result of the transactions contemplated in this Agreement.

6.07  Sales of Securities Under Rule 144, If Applicable.

          (a) SYUS will use its best efforts to at all times satisfy the current public information requirements of rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for one year or more or such other restricted period as required by rule 144 as it is from time to time amended.

          (b) Upon being informed in writing by any person holding restricted stock of SYUS as of the date of this Agreement that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), SYUS will certify in writing to such person that it is compliance with rule 144 current public information requirement to enable such person to sell such person's restricted stock under rule 144, as may be applicable under the circumstances.

          (c) If any certificate representing any such restricted stock is presented to SYUS's transfer agent for registration or transfer in connection with any sales theretofore made under rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to SYUS and its counsel that such transfer has complied with the requirements of rule 144, as the case may be, SYUS will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of rule 144, as the case may be, free of any related stop transfer order or restrictive legend. The provisions of this Section 6.08 shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of two years.

6.08 New Board of Directors and Officers. Upon closing of the transactions contemplated by this Agreement, the current directors and officers of SYUS shall resign, seriatim, and the persons designated by TPC shall be appointed to fill the vacancies created thereby, subject to the approval of the suitability and qualifications of such nominees by SYUS's board of directors.

                                 ARTICLE VII
                                MISCELLANEOUS

The covenants set forth in this section shall survive the Closing Date and the consummation of the transactions herein contemplated.

7.01 No Representation Regarding Tax Treatment. No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation. Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income tax purposes.

7.02 Governing Law. This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the State of Nevada.

7.03 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid overnight courier to such address or addresses as the parties shall so designate for the purpose of receiving notice hereunder or such other addresses as shall be furnished in writing by any party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or one day after the date so sent by overnight courier.

7.04 Attorney's Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

7.05 Schedules; Knowledge. Whenever in any section of this Agreement reference is made to information set forth in the schedules provided by SYUS or TPC such reference is to information specifically set forth in such schedules and clearly marked to identify the section of this Agreement to which the information relates. Whenever any representation is made to the "knowledge" of any party, it shall be deemed to be a representation that no officer or director of such party, after reasonable investigation, has any knowledge of such matters.

7.06 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. All previous agreements between the parties, whether written or oral, have been merged into this Agreement. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

7.07 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of six months from the Closing Date, unless otherwise provided herein.

7.08 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

7.09 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

SHUANGYANG (US) ENTERPRISES, INC.,          THE  POLYMERIC CORPORATION,
a Nevada corporation                        a Nevada corporation

By:/S/ Michael (XueWu) Tang, President      /S/ Richard A. Steinke, President

Attest: /S/ Karen M. McKean, Secretary      Attest: /S/ David K. Griffiths,
                                                    Secretary

THE POLYMERIC MERGER SUB,
a Nevada corporation

By: /S/ Richard A. Steinke, President